Exhibit 23.3

[Stegman & Company Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated October 13, 2007, relating to the consolidated financial statements of The Washington Savings Bank, F.S.B. and subsidiaries for the year ended July 31, 2007, appearing in the Prospectus, which is part of this Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

October 19, 2007